Exhibit 99.1

Smith-Midland Uplisting to The NASDAQ Capital Market

MIDLAND, VA / November 12, 2020 / Smith-Midland Corporation (NASDAQ:SMID), which develops, manufactures, licenses, rents and sells a broad array of precast concrete products, services, and systems for use primarily in the construction, transportation and utilities industries, is pleased to announce that NASDAQ approved the Company’s common stock for listing on The NASDAQ Capital Market. Smith-Midland will continue trading under its current symbol SMID. Trading on The NASDAQ Capital Market is expected to commence during the week of November 16, 2020.

“Smith-Midland’s uplisting to The NASDAQ Capital Market is an important step in our journey to help facilitate our next phase of growth and to increase long-term shareholder value,” stated Chief Executive Officer and President, Ashley Smith. “Since inception in 1960, our expansion and diversification of products has continuously evolved as we leverage creative problem solving, engineering and expert craftsmanship in our designs. We are humbled by this monumental achievement, and remain committed to innovation, quality and service as the cornerstones of our business. I want to thank our dedicated team members and our shareholders for their support in our process to increase long-term shareholder value.”

“NASDAQ is the ideal platform for the continued growth of Smith-Midland,” said Chief Financial Officer, AJ Krick. “The benefits of uplisting include broadening our universe of potential shareholders, enhanced visibility within the investment community, and the opportunity to increase liquidity of the stock.”

About Smith-Midland Corporation

Smith-Midland develops, manufactures, licenses, rents and sells a broad array of precast concrete products, services, and systems for use primarily in the construction, transportation and utilities industries. Management and the board own approximately 17.5 percent of SMID stock, aligning with shareholder values. More information is available at www.smithmidland.com

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the COVID-19 outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contacts:

Smith-Midland Corp.
AJ Krick, CFO
540-439-3266
investors@smithmidland.com

Three Part Advisors
Steven Hooser or Deidra Roy
214-872-2710
shooser@threepa.com;droy@threepa.com